EXHIBIT 99.1

For Immediate Release

Flight Safety To Receive USAF Award

Mystic, CT (March 22, 2007) - Flight Safety Technologies, Inc (AMEX: FLT) was notified today that it was selected by the U.S. Air Force to receive a Small Business Innovative Research (SBIR) contract award to investigate the applicability of its UNICORN™ airborne radar technology to UAV (Unmanned Aerial Vehicles) collision avoidance requirements.

SBIR projects typically involve an initial feasibility study (Phase I) for about $100,000 that is subject to availability of funds and successful negotiation of terms with the government. Successful completion of a Phase I contract may be followed by a proposal for a demonstration (Phase II), which typically is funded at $500,000 to $750,000. Receipt of a Phase I award does not obligate the government to award a Phase II follow-on contract and there can be no assurance as to whether or when the Company will receive a Phase II contract.

About Flight Safety Technologies, Inc.

Flight Safety Technologies, Inc. is a development stage company pursuing advanced technologies aimed at enhancing safety, security and efficiency for the aviation industry. These new technologies include AWSM™, SOCRATES®, UNICORN™ and TIICM™. The Aircraft Wake Safety Management (AWSM™) system is being developed to provide a total airport system solution to the need for increased airport capacity with enhanced safety. SOCRATES® is an airport based laser acoustic sensor for the detection and tracking of wake vortex turbulence. UNICORN™ is an airborne radar for collision avoidance using state of the art components to achieve low cost, small size and light weight. TIICM™ is an airborne passive countermeasure initiative to protect airliners against the threat of certain terrorist missile attacks.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements identified by the use of words such as should, believes, plans, goals, expects, may, will, objectives, missions, or the negative thereof, other variations thereon or comparable terminology. Such statements are based on currently available information which management has assessed but which is dynamic and subject to rapid change due to risks and uncertainties that affect our business, including, but not limited to, the outcome of pending class action litigation alleging violations of federal securities laws, pending litigation challenging our rights to TIICM™, whether the government will implement WVAS at all or with the inclusion of a SOCRATES® wake vortex sensor, the impact of competitive products and pricing, limited visibility into future product demand, slower economic growth generally, difficulties inherent in the development of complex technology, new products sufficiency, availability of capital to fund operations, research and development, fluctuations in operating results, and other risks detailed from time to time in Flight Safety Technologies, Inc.'s filings with the Securities and Exchange Commission. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and should be considered forward looking statements. Forward looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.

Contacts:
Samuel Kovnat
Chairman and CEO
Flight Safety Technologies, Inc.
(860) 245-0191